Exhibit 10.1

LOAN AGREEMENT

Dated as of July 28, 2011

Between

SHC MICHIGAN AVENUE, LLC and NEW DTRS MICHIGAN AVENUE, LLC,

as Borrower

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Lender

TABLE OF CONTENTS

Page

ARTICLE I - DEFINITIONS; PRINCIPLES OF CONSTRUCTION		1
Section 1.1	Definitions	1
Section 1.2	Principles of Construction	31

ARTICLE II - GENERAL TERMS		31
Section 2.1	Loan Commitment; Disbursement to Borrower	31
2.1.1	Agreement to Lend and Borrow	31
2.1.2	Single Disbursement to Borrower	32
2.1.3	The Note, Mortgage and Loan Documents	32
2.1.4	Use of Proceeds	32
Section 2.2	Interest Rate	32
2.2.1	Interest Rate	32
2.2.2	Interest Calculation	32
2.2.3	Default Rate	32
2.2.4	Usury Savings	32
Section 2.3	Loan Payment	33
2.3.1	Monthly Debt Service Payments	33
2.3.2	Payments Generally	33
2.3.3	Payment on Maturity Date	33
2.3.4	Late Payment Charge	33
2.3.5	Method and Place of Payment	33
Section 2.4	Prepayments	33
2.4.1	Voluntary Prepayments	33
2.4.2	Mandatory Prepayments	34
2.4.3	Prepayments After Default	34
Section 2.5	[Intentionally Omitted]	34
Section 2.6	Release of Property	34
2.6.1	Release of Property	34
Section 2.7	Lockbox Account/Cash Management	35
2.7.1	Lockbox Account	35
2.7.2	Cash Management Account	36
2.7.3	Payments Received under the Cash Management Agreement	37

ARTICLE III - CONDITIONS PRECEDENT		37
Section 3.1	Conditions Precedent to Closing	37

ARTICLE IV - REPRESENTATIONS AND WARRANTIES		37
Section 4.1	Borrower Representations	37
4.1.1	Organization	37
4.1.2	Proceedings	38
4.1.3	No Conflicts	38
4.1.4	Litigation	38
4.1.5	Agreements	38
4.1.6	Title	38

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4.1.7	Solvency	39
4.1.8	Full and Accurate Disclosure	39
4.1.9	No Plan Assets	39
4.1.10	Compliance	40
4.1.11	Financial Information	40
4.1.12	Condemnation	40
4.1.13	Federal Reserve Regulations	40
4.1.14	Utilities and Public Access	40
4.1.15	Not a Foreign Person	41
4.1.16	Separate Lots	41
4.1.17	Assessments	41
4.1.18	Enforceability	41
4.1.19	No Prior Assignment	41
4.1.20	Insurance	41
4.1.21	Use of Property	41
4.1.22	Certificate of Occupancy; Licenses	41
4.1.23	Flood Zone	41
4.1.24	Physical Condition	42
4.1.25	Boundaries	42
4.1.26	Leases	42
4.1.27	Survey	42
4.1.28	Inventory	43
4.1.29	Filing and Recording Taxes	43
4.1.30	Special Purpose Entity/Separateness	43
4.1.31	Management Agreement	43
4.1.32	Illegal Activity	43
4.1.33	No Change in Facts or Circumstances; Disclosure	44
4.1.34	Investment Company Act	44
4.1.35	Embargoed Person	44
4.1.36	Principal Place of Business; State of Organization	44
4.1.37	Environmental Representations and Warranties	44
4.1.38	Cash Management Account	45
Section 4.2	Survival of Representations	46

ARTICLE V - BORROWER COVENANTS		46
Section 5.1	Affirmative Covenants	46
5.1.1	Existence; Compliance with Legal Requirements	46
5.1.2	Taxes and Other Charges	47
5.1.3	Litigation	48
5.1.4	Access to Property	48
5.1.5	Notice of Default	48
5.1.6	Cooperate in Legal Proceedings	48
5.1.7	Perform Loan Documents	48
5.1.8	Award and Insurance Benefits	48
5.1.9	Further Assurances	48
5.1.10	Principal Place of Business, State of Organization	49
5.1.11	Financial Reporting	49

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5.1.12	Business and Operations	51
5.1.13	Title to the Property	52
5.1.14	Costs of Enforcement	52
5.1.15	Estoppel Statement	52
5.1.16	Loan Proceeds	52
5.1.17	Performance by Borrower	52
5.1.18	Confirmation of Representations	53
5.1.19	Environmental Covenants	53
5.1.20	Leasing Matters	54
5.1.21	Alterations	55
5.1.22	Operation of Property	58
5.1.23	Embargoed Person	58
5.1.24	Operating Lease	59
Section 5.2	Negative Covenants	59
5.2.1	Operation of Property	59
5.2.2	Liens	60
5.2.3	Dissolution	60
5.2.4	Change In Business	60
5.2.5	Debt Cancellation	60
5.2.6	Zoning	60
5.2.7	No Joint Assessment	60
5.2.8	Intentionally Omitted	61
5.2.9	ERISA	61
5.2.10	Transfers	61

ARTICLE VI - INSURANCE; CASUALTY; CONDEMNATION;		65
Section 6.1	Insurance	65
Section 6.2	Casualty	68
Section 6.3	Condemnation	69
Section 6.4	Restoration	69

ARTICLE VII - RESERVE FUNDS		73
Section 7.1	Required Repairs	73
7.1.1	Deposits	73
7.1.2	Release of Required Repair Funds	73
Section 7.2	Tax and Insurance Escrow Fund	74
Section 7.3	Replacements and Replacement Reserve	75
7.3.1	Replacement Reserve Fund	75
7.3.2	Disbursements from Replacement Reserve Account	76
7.3.3	Performance of Replacements	77
7.3.4	Failure to Make Replacements	80
7.3.5	Balance in the Replacement Reserve Account	80
Section 7.4	Intentionally Omitted	80
Section 7.5	Excess Cash Flow Reserve Fund	80
7.5.1	Deposits to Excess Cash Flow Reserve Fund	80
7.5.2	Release of Excess Cash Flow Reserve Funds	80
Section 7.6	Reserve Funds, Generally	80

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-iv-

SCHEDULES

Schedule I	–	Rent Roll
Schedule II	–	Required Repairs - Deadlines for Completion
Schedule III	–	Permitted Transferees

Schedule IV	–	Pre-Approved Managers

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of July 28, 2011 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 (“Lender”) and SHC MICHIGAN AVENUE, LLC, a Delaware limited liability company, having its principal place of business at 200 West Madison Street, Suite 1700, Chicago, Illinois 60606 (“Fee Owner”) and NEW DTRS MICHIGAN AVENUE, LLC a Delaware limited liability company, having its principal place of business at 200 West Madison Street, Suite 1700, Chicago, Illinois 60606 (“Operating Lessee”)(Fee Owner and Operating Lessee, individually and collectively, as the context may require, being referred to herein as “Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I - DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Accrual Period” shall mean the period commencing on and including the first (1st) day of each calendar month during the term of the Loan and ending on and including the final calendar date of such calendar month; however, the initial Accrual Period shall commence on and include the Closing Date and shall end on and include the final calendar date of the calendar month in which the Closing Date occurs.

“Additional Insolvency Opinion” shall mean any subsequent Insolvency Opinion.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Borrower, Principal, or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall mean Wells Fargo Bank, National Association, or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by Borrower in accordance with Section 5.1.11.(d) hereof for the applicable Fiscal Year or other period.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Assignment of Management Agreement” shall mean that certain Subordination, Non-Disturbance and Attornment Agreement, dated as of the date hereof, among Lender, Fee Owner, Operating Lessee and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Beneficial” when used in the context of beneficial ownership has the analogous meaning to that specified in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve

Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” shall have the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Lender and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of Borrower or Manager; or (c) a DSCR Trigger Event.

“Cash Sweep Event Cure” shall mean

(a) if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, the achievement of a Debt Service Coverage Ratio of 1.20 to 1.00 or greater for two consecutive quarters based upon the trailing twelve (12) month period immediately preceding the date of determination,

(b) if the Cash Sweep Event is caused by an Event of Default, the acceptance by Lender of a cure of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its sole and absolute discretion),

(c) if the Cash Sweep Event is caused by a Bankruptcy Action of Manager, if Borrower replaces the Manager with a Qualified Manager under a Replacement Management Agreement within ninety (90) days of the Bankruptcy Action of Manager; or

(d) if the Cash Sweep Event is caused by a Bankruptcy Action of Borrower, if the Bankruptcy Action is due to a Person or Persons filing an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law and Borrower or any Affiliate of Borrower has not colluded with, or otherwise assisted such Person or Persons, and has not solicited creditors for any involuntary petition against Borrower from any Person and the Bankruptcy Action is dismissed without any adverse consequences to the Loan or the Property within ninety (90) days of the Bankruptcy Action of Borrower.

provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents, (ii) a Cash Sweep Event Cure may occur no more than a total of two (2) times in the aggregate during the term of the Loan, and (iii) Borrower shall have paid all of Lender’s reasonable out-of-pocket expenses incurred in connection with such Cash Sweep Event Cure including, reasonable attorney’s fees and expenses. In no event shall Borrower have the right to cure a Cash Sweep Event caused by a Bankruptcy Action of Borrower if (x) such Bankruptcy Action is caused by Borrower filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law (y) Borrower’s assets are substantively consolidated with another Person that is the subject of a Bankruptcy Action, or (z) the Bankruptcy Action is due to a Person or Persons filing an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law and either Borrower or any Affiliate of Borrower has colluded with, or otherwise assisted such Person or Persons, or has solicited creditors for any involuntary petition against Borrower from any Person.

“Cash Sweep Period” shall mean each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Sweep Event Cure, or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Close Affiliate” shall mean with respect to any Person (the “First Person”) any other Person (each, a “Second Person”) which is an Affiliate of the First Person and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such First Person, (b) the First Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such Second Person, or (c) a third Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in both the First Person and the Second Person.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.1.4(b).

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including any Yield Maintenance Premium and any Yield Maintenance Default Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, the scheduled principal and interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a) the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, (ii) actual franchise and marketing fees incurred in connection with the operation of the Property, or (iii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees and assumed franchise and marketing fees of 6.5% of Gross Income from Operations and (2) the actual management fees and franchise and marketing fees incurred, and (B) annual Replacement Reserve Fund contributions equal to 4.0% of Gross Income from Operations; and

(b) the denominator is the aggregate amount of Debt Service for such period.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) four percent (4%) above the Interest Rate.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, or similar offering memorandum or offering circular, or such other information reasonably requested by Lender, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“DSCR Trigger Event” shall mean, that as of the date of determination, the Debt Service Coverage Ratio based on the trailing twelve (12) month period immediately preceding the date of such determination is less than 1.15 to 1.00.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Collateral” shall mean (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that, at Lender’s option, the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization or (D) an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that, at Lender’s option, the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or class thereof in connection with any Securitization.

“Eligible Institution” shall mean JPMorgan Chase Bank, National Association or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa3” by Moody’s).

“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment. Environmental Law includes, but is not limited to, the following statutes, as amended, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act;

the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. Environmental Law also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Property; or requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any governmental authority or other Person, whether or not in connection with transfer of title to or interest in property.

“Environmental Liens” shall have the meaning set forth in Section 5.1.19 hereof.

“Environmental Report” shall have the meaning set forth in Section 4.1.37 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.5 hereof.

“Excess Cash Flow Reserve Fund” shall have the meaning set forth in Section 7.5 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Fee Owner” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“FF&E” shall mean furniture, fixtures, furnishing, equipment, and other similar items of tangible personal property relating to the Property, including but not limited to individual rooms, lobby, floor coverings (carpet and pad, floor tiles), window coverings (mini blinds/drapes), multi-purpose rooms, dining rooms, interior repainting, windows, doors, plumbing fixtures (water heaters, sinks, tubs, toilets), kitchen equipment, the water fountains, administrative areas, furniture, and other related equipment required to maintain the quality and life of the property and improvements thereto, and shall include major capital improvements such as roof replacement, parking lot maintenance, heating, ventilation and air conditioning and other extraordinary exterior replacements or repairs that are necessary over time to uphold the structural integrity of the asset as originally designed, constructed or improved.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean all income and proceeds (whether in cash or on credit, and computed on an accrual basis) received by Borrower or Manager for the use, occupancy or enjoyment of the Property, or any part thereof, or received by Borrower or Manager for the sale of any goods, services or other items sold on or provided from the Property in the ordinary course of the Property operation, including without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Property including net parking revenue; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Property even though rendered outside of the Property; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Property); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the Property operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); and (f) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds; but excluding, (1) gross receipts received by lessees, licensees or concessionaires of the Property; (2) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower or Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Property operation; (4) federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (5) Awards (except to the extent provided in clause (d) above); (6) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the Property employees; (8) the proceeds of any financing; (9) other income or proceeds resulting other than from the use or occupancy of the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business; and (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues.

“Guarantor” shall mean Strategic Hotel Funding L.L.C., a Delaware limited liability company, its successors and assigns.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” include but are not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, and mold, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Person” shall have the meaning set forth in Section 9.1.3(b) hereof.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean Lender and, its designee, (whether or not it is the Lender), any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co underwriters, co placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933 as amended or Section 20 of the Security Exchange Act of 1934 as amended, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Mortgage is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnifying Person” shall mean each of Borrower, Principal and Guarantor.

“Independent Director” shall mean a natural Person who (a) is not at the time of initial appointment, or at any time while serving in such capacity, and is not, and has never been, and will not while serving as Independent Director be: (i) a stockholder, director (with the exception of serving as the Independent Director of Borrower), officer, employee, partner, member (other than a “special member” or “springing member”), manager, attorney or counsel of Borrower, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with Borrower or Guarantor, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (iii) a Person Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more nationally-recognized companies that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Director”) and is at all times during his or her service as an Independent Director of Borrower an employee of such a company or companies. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” affiliated with Borrower (provided such affiliate does not or did not own a direct or indirect equity interest in Borrower) shall not be disqualified from serving as an Independent Director, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of affiliates of Borrower or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Director of Borrower if such individual is a Professional Independent Director and such individual complies with the requirements of the previous sentence.

“Individual Borrower” means each of the following: Fee Owner and Operating Lessee.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Perkins Coie LLP in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Rate” shall mean a rate of five and sixty-one hundredths percent (5.61%) per annum.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto; provided, however, the term “Lease” shall not refer to or include the Management Agreement, any Replacement Management Agreement or the Operating Lease.

“Legal Requirements” shall mean, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Liabilities” shall have the meaning set forth in Section 9.1.3(b) hereof.

“Lien” shall mean, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Lockbox Agreement, the Cash Management Agreement, and all other documents executed and/or delivered in connection with the Loan.

“Loan to Value Ratio” shall mean, as of the date of its calculation, the ratio of (i) the sum of the outstanding principal amount of the Loan as of the date of such calculation to (ii) the fair market value of the Property, as determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust.

“Lockbox Account” shall have the meaning set forth in Section 2.7.1 hereof.

“Lockbox Agreement” shall mean, to the extent required by Lender in connection with a Replacement Management Agreement that is not with a Pre-Approved Cash Management Manager, a clearing account agreement among Borrower, Lender and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.

“Lockbox Bank” shall mean the clearing bank which establishes, maintains and holds the Lockbox Account, which shall be an Eligible Institution.

“Management Agreement” shall mean the management agreement entered into by and between DTRS Michigan Avenue/Chopin Plaza Sub, LLC and Manager, dated April 1, 2005, which agreement was assigned by DTRS Michigan Avenue/Chopin Plaza Sub, LLC and assumed by DTRS Intercontinental Chicago, LLC on October 6, 2005 and further assigned by DTRS Intercontinental Chicago, LLC and assumed by Operating Lessee on August 31, 2007, as all of the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof, pursuant to which Manager provides management and other services with respect to the Property, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Manager” shall mean IHG Management (Maryland), LLC, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Material Action” shall mean to consolidate or merge Borrower with or into any Person, or sell all or substantially all of the assets of Borrower, or to institute proceedings to have Borrower be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower or file a petition seeking, or consent to, reorganization or relief with respect to Borrower under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or a substantial part of its property, or make any assignment for the benefit of creditors of Borrower, or admit in writing Borrower’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate Borrower.

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (i) the Property taken as a whole, (ii) the use, operation, or value of the Property, (iii) the business, profits, operations or financial condition of the Borrower or (iv) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s obligations under the Loan Documents.

“Material Alteration” shall mean any Alteration (other than with respect to replacements of FF&E that are funded from reserves for FF&E reserved for hereunder) to be performed by or on behalf of Borrower at the Property, the total cost of which (including, without limitation, construction costs and costs of architects, engineers and other professionals), exceeds the Threshold Amount.

“Material Lease” shall mean any Lease demising a premises within the Property that is for more than 4,000 net rentable square feet and has a term of at least 6 years.

“Maturity Date” shall mean August 1, 2021, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Debt Service Payment Amount” shall mean (i) beginning on September 1, 2011 and on each Payment Date thereafter through and including August 1, 2013, a payment of interest only on the outstanding principal balance of the Loan for the Accrual Period immediately preceding the Payment Date, and (ii) on September 1, 2013 and on each Payment Date thereafter through and including the Maturity Date, a constant monthly payment of $833,329.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean, that certain first priority Mortgage, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Borrower to Lender as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Cash Flow” shall mean, with respect to the Property for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Note” shall mean that certain Promissory Note, dated the date hereof, in the principal amount of $145,000,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner, managing member or sole member of Borrower, as applicable.

“Operating Expenses” shall mean the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the Property (excluding, (i) depreciation and amortization, (ii) any Debt Service in connection with the Loan, (iii) any Capital Expenditures in connection with the Property, or (iv) the costs of any other things specified to be done or provided at Borrower’s or Manager’s sole expense), incurred by Borrower or Manager pursuant to the Management Agreement, or as otherwise specifically provided therein, which are properly attributable to the period under consideration under Borrower’s system of accounting, including without limitation: (a) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotel as Borrower and/or Manager shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms). Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Property to the appropriate operating departments; (b) salaries and wages of personnel of the Property, including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance, life insurance, travel accident insurance and an executive bonus program) and the costs of moving (i) employees of the Property whose primary duties consist of the management of the Property or of a recognized department or division thereof; or (ii) personnel (A) who customarily and regularly direct the work of five (5) or more other employees of the Property, (B) who have authority with reference to the hiring, firing and advancement of other employees of the Property, (C) who customarily and regularly exercise discretionary powers, (D) who devote at least ninety five percent (95%) of their work time to activities which are directly and closely related to the performance of the work described in clauses (A) through (C) of clause (ii) of this sentence, and (E) who are not compensated on an hourly basis (the “Executive Hotel Personnel”), their families and their belongings to the area in which the Property is located at the commencement of their employment at the Property and all other expenses not otherwise specifically referred to in this definition which are referred to as “Administrative and General Expenses” in the Uniform System of Accounts. If the Executive Hotel Personnel are on the payroll of Guarantor or any Affiliate of Guarantor, the cost of their salaries, payroll taxes and employee benefits (which benefits, in the case of employees who are not United States citizens or in the case of employees of hotels located outside the continental United States may include, without limitation, in addition to the foregoing benefits, reasonable home leave transportation expenses approved by Borrower) shall be billed by said Affiliate to and be reimbursed by Borrower and/or Manager monthly, and such reimbursement shall be an

Operating Expense. Except as otherwise expressly provided under the Management Agreement with respect to employees regularly employed at the Property, the salaries or wages of other employees or executives of Manager, Guarantor or any of its Affiliates shall in no event be Operating Expenses, but they shall be entitled to free room and board and the free use of all facilities at such times as they visit the Property exclusively in connection with the management of the Property. Notwithstanding the foregoing, if it becomes necessary for a Guarantor employee or an employee or executive of Guarantor Affiliate to temporarily perform services at the Property of a nature normally performed by personnel of the Property, his or her salary (including Borrower’s or Manager’s payroll taxes and employee benefits) as well as his or her traveling expenses will be Operating Expenses and he or she will be entitled to free room, board and use of the facilities as aforesaid, while performing such services; (c) the cost of all other goods and services obtained by Borrower or Manager in connection with its operation of the Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (d) the cost of repairs to and maintenance of the Property other than of a capital nature; (e) insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Property (as distinguished from any property damage insurance on the Property building or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that Borrower and Manager have specifically approved in advance such self-insurance or insurance is unavailable to cover such risks. Premiums on policies for more than one year will be pro rated over the period of insurance and premiums under blanket policies will be allocated among properties covered; (f) all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Borrower or Manager with respect to the operation of the Property; (g) legal fees and fees of any firm of independent certified public accounts designated from time to time by Borrower (the “Independent CPA”) for services directly related to the operation of the Property; (h) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities, including the reasonable fees of Guarantor or any Guarantor subsidiary or division in connection therewith, provided that such employment of Guarantor or of any such subsidiary or division of Guarantor is approved in advance by Borrower; provided, however, that if such costs and expenses have not been included in an approved budget, then if such costs exceed $5,000 in any one instance the same shall be subject to approval by Borrower; (i) all expenses for advertising the Property and all expenses of sales promotion and public relations activities; (j) all out-of-pocket expenses and disbursements determined by the Independent CPA to have been reasonably, properly and specifically incurred by Borrower, Manager, Guarantor or any of their

Affiliates pursuant to, in the course of and directly related to, the management and operation of the Property under the Management Agreement. Without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but, excluding costs relating to the offices maintained by Borrower, Manager, Guarantor, or any of their Affiliates other than the offices maintained at the Property for the management of the Property and excluding transportation costs of Borrower or Manager related to meetings between Borrower and Manager with respect to administration of the Management Agreement, as applicable or of the Property involving travel away from such party’s principal executive offices; (k) the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the Borrower’s system; (l) the cost associated with any retail Leases; (m) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Manager under the Management Agreement; and (n) all costs and expenses of owning, maintaining, conducting and supervising the operation of the Property to the extent such costs and expenses are not included above.

“Operating Lease” shall mean that certain Lease Agreement dated as of August 31, 2007 between Fee Owner and Operating Lessee, as modified by that certain Lease Amendment dated as of August 31, 2007 and that certain Second Lease Amendment dated as of July 25, 2011, as all of the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

“Operating Lessee” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” shall have the meaning as set forth in the Mortgage.

“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan.

“Permitted Debt” shall mean collectively, (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by this Agreement, the Mortgage and the other Loan Documents, (b) trade payables and other liabilities incurred in the ordinary course of business and payable by or on behalf of Borrower in respect of the operation of the Property, not secured by Liens on the Property (other than liens being properly contested in accordance with the provisions of this Agreement or the Mortgage), such payables and liabilities (which shall not include taxes, accrued payroll and benefits, customer, security deposits and deferred income), not to exceed at any one time outstanding two percent (2%) of the outstanding principal amount of the Loan in the aggregate, provided that (but subject to the remaining terms of this definition) each such amount shall be paid within sixty (60) days following the date on which each such amount is incurred, provided, that such two percent (2.0%) limitation shall not include normal and customary retainages related to Alterations that are reserved for by Borrower, (c) purchase money indebtedness and capital lease obligations incurred in the ordinary course of business, having scheduled annual debt service not to exceed $1,000,000.00, (d) contingent obligations to repay customer, security deposits held in the ordinary course of business, (e) obligations incurred in the ordinary course of business for the financing of any applicable portfolio insurance premiums, and (f) any management fees the payment of which is deferred pursuant to the Management Agreement and which is not secured by a lien on any of Borrower’s assets; provided, however, Permitted Debt shall not exceed at any one time outstanding three percent (3%) of the outstanding principal amount of the Loan. Subject to Section 5.1, nothing contained herein shall be deemed to require Borrower to pay any amount, so long as Borrower is in good faith, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (i) no Event of Default shall exist and be continuing hereunder, (ii) such action or proceeding if unsuccessful shall not result in a Material Adverse Effect, (iii) adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP, and (iv) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount and such contest is maintained and prosecuted continuously and with diligence.

“Permitted Encumbrances” shall mean, with respect to the Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Property or Borrower’s ability to repay the Loan.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii) Federal Housing Administration debentures;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Par Prepayment Date” shall mean the Business Day immediately following the Payment Date which is three (3) months prior to the Maturity Date.

“Permitted Prepayment Date” shall mean the Business Day immediately following the second (2nd) anniversary of the first Payment Date.

“Permitted Revolver Loan Transfer” shall mean (a) a pledge of direct and/or indirect equity interests in Guarantor to secure the Revolver Loan, and (b) any foreclosure (or transfer in lieu thereof) of such pledge of direct and/or indirect equity interests in Guarantor pursuant to the Revolver Loan Documents, provided that the acquirer at foreclosure (or transfer in lieu thereof) (i) shall be a Revolver Loan lender or the administrative agent on behalf of any such lenders, or (ii) shall be a Permitted Transferee.

“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto and (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto.

“Permitted Transferee” shall mean

(a) any entity listed on Schedule III attached hereof, provided that at the time of the proposed Transfer such entity has a net worth of $750,000,000.00 or greater as reasonably determined by Lender and there has been no material adverse change to such entity’s financial condition, operations or ability to conduct its business in the ordinary course as of the date hereof, or

(b) any entity (i) that is experienced in owning and operating (including acting as asset manager) properties similar to the Property, (ii) (a) with a net worth together with its Close Affiliates, as of a date no more than six (6) months prior to the date of the transfer of at least $1 Billion (exclusive of the Property) and (b) who, immediately prior to such transfer, controls, together with its Close Affiliates real estate equity assets of at least $1 Billion, and (iii) which, together with its Close Affiliates owns or has under management or acts as the exclusive fund manager or investment advisor, at the time of the transfer, not fewer than 20 first class full service resort hotels or business hotel properties (excluding the Property) containing not fewer than 5,000 hotel rooms in the aggregate.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Physical Condition Report” means those certain property condition reports prepared by Envirobusiness Inc. in favor of Lender in connection with the closing of the Loan.

“Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Policy” shall have the meaning specified in Section 6.1(b) hereof.

“Pre-Approved Cash Management Manager” shall mean any entity set forth on Schedule IV indicated as a Pre-Approved Cash Management Manager.

“Pre-Approved Manager” shall mean any entity set forth on Schedule IV with respect to the brands indicated Schedule IV.

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.

“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4.1 hereof.

“Principal” shall mean the Special Purpose Entity that is the general partner of Borrower, if Borrower is a limited partnership, or managing member of Borrower, if Borrower is a limited liability company; provided, however, that the term “Principal” shall not apply to the single member (or any special members) of any single-member liability company that meets the requirements applicable to a single-member liability company set forth in the definition of “Special Purpose Entity” herein.

“Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Mortgage and referred to therein as the “Property”.

“Property Improvement Plan” shall mean any property improvement plan required under the Management Agreement.

“Provided Information” shall mean any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Principal, Guarantor and/or Manager.

“Qualified Manager” shall mean either (a) Manager; (b) a Pre-Approved Manager, or (c) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties and franchising hotel properties similar in size, scope, use and value as the Property, provided, that, if required by Lender, Borrower shall have obtained (i) prior written confirmation from the applicable Rating Agencies that management of the Property by such entity will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof and (ii) if such entity is an Affiliate of Borrower, an Additional Insolvency Opinion.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, and Realpoint or any other nationally recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities.

“Realpoint” shall mean Realpoint, LLC, a Pennsylvania limited liability company.

“Related Entities” shall have the meaning set forth in Section 5.2.10(f) hereof.

“Release” of any Hazardous Substance includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, or disposing of Hazardous Substances.

“Remediation” includes but is not limited to any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income or insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, the Excess Cash Flow Reserve Fund and any other escrow fund established by the Loan Documents.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean collectively, (a) Borrower, Principal, and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Borrower, Principal or any Affiliated Manager or any non-member manager; provided, however, Restricted Party shall not include Guarantor or any shareholder, partner, member, non-member manager, or any direct or indirect legal or beneficial owner of Guarantor.

“Revolver Loan” shall mean that certain revolving credit facility from Deutsche Bank Trust Company Americas, as the administrative agent for itself and the other financial institutions as are or may become parties to the Revolver Loan, to Strategic Hotel Funding, L.L.C., evidenced by that certain Credit Agreement, dated as of June 30, 2011, between Deutsche Bank Trust Company Americas, as the administrative agent for itself and the other financial institutions described therein, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Servicer” shall have the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements unless it has received either prior consent to do otherwise from Lender or a permitted administrative agent thereof, or, while the Loan is securitized, confirmation from each of the applicable Rating Agencies that such noncompliance would not result in the requalification, withdrawal, or downgrade of the ratings of any Securities or any class thereof:

(i) is and shall be organized solely for the purpose of (A) in the case of Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (B) in the case of a Principal, acting as a general partner of the limited partnership that owns the Property or as member of the limited liability company that owns the Property and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) has not engaged and shall not engage in any business unrelated to (A) the acquisition, development, ownership, financing, management or operation of the Property, or (B) in the case of a Principal, acting as general partner of the limited partnership that owns the Property or acting as a member of the limited liability company that owns the Property, as applicable;

(iii) has not owned and shall not own any real property other than, in the case of Borrower, the Property;

(iv) does not have, shall not have and at no time had any assets other than (A) in the case of Borrower, the Property and personal property necessary or incidental to its ownership and operation of the Property or (B) in the case of a Principal, if applicable, its partnership interest in the limited partnership or the member interest in the limited liability company that owns the Property and personal property necessary or incidental to its ownership of such interests;

(v) has not engaged in, sought, consented or permitted to and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents, or (C) in the case of a Principal, if applicable, any transfer of its partnership or membership interests in Borrower;

(vi) until the Debt has been paid in full, shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(vii) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) has two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.5%;

(viii) if such entity is a corporation, has and shall have at least two (2) Independent Directors, and shall not cause or permit the board of directors of such entity to take any Material Action either with respect to itself or, if the corporation is a Principal, with respect to Borrower or any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two (2) Independent Directors shall have participated in such vote and shall have voted in favor of such action;

(ix) if such entity is a limited liability company that does not meet the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a corporation, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;

(x) if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors serving as managers of such company, (C) shall not take any

Material Action and shall not cause or permit the members or managers of such entity to take any Material Action, either with respect to itself or, if the company is a Principal, with respect to Borrower, in each case unless two (2) Independent Directors then serving as managers of the company shall have participated consented in writing to such action, and (D has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi) has not and shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of two (2) Independent Directors of itself or the consent of a Principal that is a member or general partner in it: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing;

(xii) has at all times been and shall at all times remain solvent and has paid and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xiii) has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(xiv) has maintained and shall maintain its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xv) has maintained and shall maintain its own records, books, resolutions and agreements;

(xvi) has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person;

(xvii) has held and shall hold its assets in its own name;

(xviii) has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xix) (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;

(xx) has paid and shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations;

(xxi) has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable;

(xxii) has not incurred any Indebtedness other than (i) acquisition financing with respect to the Property; construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements; and first mortgage financings secured by the Property; and Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (ii) unsecured trade payables and operational debt not evidenced by a note, (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property, and (iv) other indebtedness similar to Permitted Debt to the extent specifically permitted by the terms of any previous first mortgage loan documents; provided such Indebtedness has been paid or if still outstanding has been reduced to an amount that when added to other Indebtedness does not exceed Permitted Debt;

(xxiii) shall have no Indebtedness other than (i) the Loan, and (ii) Permitted Debt; provided, however, Permitted Debt shall not exceed at any one time outstanding three percent (3%) of the outstanding principal amount of the Loan;

(xxiv) has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets for the benefit of any other Person, in each case except as permitted pursuant to this Agreement;

(xxv) has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(xxvi) has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii) has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii) has not pledged and shall not pledge its assets to or for the benefit of any other Person other than with respect to loans secured by the Property and no such pledge remains outstanding except to Lender to secure the Loan;

(xxix) has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person,

(xxx) has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi) has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii) has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(xxxiii) other than capital contributions and distributions permitted under the terms of its organizational documents, and other than in connection with the Operating Lease, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv) has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxv) if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions;

(xxxvi) has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;

(xxxvii) has not formed, acquired or held and shall not form, acquire or hold any subsidiary, except that a Principal may acquire and hold its interest in Borrower;

(xxxviii) has complied and shall comply with all of the terms and provisions contained in its organizational documents.

(xxxix) has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion are true;

(xl) has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts;

(xli) is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business;

(xlii) has paid all taxes which it owes and is not currently involved in any dispute with any taxing authority;

(xliii) is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full;

(xliv) has no judgments or Liens of any nature against it except for tax liens not yet due and the Permitted Encumbrances;

(xlv) has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition; and

(xlvi) has no material contingent or actual obligations not related to the Property.

“State” shall mean, the State or Commonwealth in which the Property or any part thereof is located.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenant” means the lessee of all or a portion of the Property under a Lease.

“Tenant Direction Letter” shall have the meaning set forth in the Cash Management Agreement.

“Threshold Amount” shall mean an amount, in the aggregate, of $7,250,000.00.

“Title Insurance Policy” shall mean the mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Mortgage.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(f)(iii) hereof.

“Transferee’s Principals” shall mean collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels, as adopted by the American Hotel and Motel Association.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“Yield Maintenance Default Premium” shall mean an amount equal to the greater of (a) five percent (5%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

Section 1.2 Principles of Construction. (a) All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

(b) The parties hereto acknowledge that the defined term “Borrower” has been defined to collectively include each Individual Borrower. It is the intent of the parties hereto in making any determination under this Loan Agreement, including, without limitation, in determining whether (i) a breach of a representation, warranty or a covenant has occurred, (ii) there has occurred a Default or Event of Default, or (iii) an event has occurred which would create recourse obligations under Section 9.3 of this Loan Agreement, that any such breach, occurrence or event with respect to any Individual Borrower shall be deemed to be such a breach, occurrence or event with respect to all Individual Borrowers and that all Individual Borrowers need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Individual Borrower.

ARTICLE II - GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3 The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property or repay and discharge any existing loans relating to the Property, (b) pay all past-due basic carrying costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrower.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate or as otherwise set forth in this Agreement from (and including) the Closing Date to but excluding the Maturity Date.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.4 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payment.

2.3.1 Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan for the initial Accrual Period and (b) on September 1, 2011 and on each Payment Date thereafter up to and including the Maturity Date, the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal.

2.3.2 Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Accrual Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (including the amounts due on the Maturity Date) are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum and the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11:00 A.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. (a) Except as otherwise expressly provided in this Section 2.4, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

(b) On the Permitted Prepayment Date, and on any Business Day thereafter through the Maturity Date, Borrower may, at its option, prepay the Debt in full (but not in part), provided that (i) no Event of Default then exists, (ii) Borrower submits a notice to Lender setting forth the projected date of prepayment, which date shall be no less than thirty (30) days from the date of such notice, (iii) Borrower pays to Lender (A) the unpaid principal amount of the Note, (B) all interest accrued and unpaid on the principal balance of the Note to and including the date of prepayment, (C) all other sums due under the Note, this Agreement and the other Loan Documents, (D) if such prepayment occurs prior to the Permitted Par Prepayment Date, the Yield Maintenance Premium, and (E) if such prepayment is not paid on a regularly scheduled Payment Date, interest for the full Accrual Period during which the prepayment occurs.

2.4.2 Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, Borrower authorizes Lender, at Lender’s option, to apply Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Loan together with accrued interest and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. Other than following an Event of Default, no yield maintenance premium or other premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2.

2.4.3 Prepayments After Default. If following an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender, such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment and (b) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Borrower shall pay, in addition to the Debt, an amount equal to the Yield Maintenance Default Premium which can be applied by Lender in such order and priority as Lender shall determine in is sole and absolute discretion.

Section 2.5 [Intentionally Omitted]

Section 2.6 Release of Property. Except as set forth in this Section 2.6, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on the Property.

2.6.1 Release of Property. (a) If Borrower has the right to and has elected to prepay the Loan in accordance with this Agreement, upon satisfaction of the requirements of Section 2.4 and this Section 2.6, all of the Property shall be released from the Lien of the Mortgage.

(b) In connection with the release of the Mortgage, Borrower shall submit to Lender, not less than fifteen (15) days prior to the date of prepayment, a release of Lien (and related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall reimburse Lender and Servicer for any costs and expenses Lender and Servicer incur arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall pay, in connection with such release, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, and (ii) to any Servicer, the lesser of (A) $10,000 or (B) the current fee being assessed by such Servicer to effect such release.

Section 2.7 Lockbox Account/Cash Management.

2.7.1 Lockbox Account. In the event the current Management Agreement is terminated or is no longer in effect, Borrower agrees that in connection with a Replacement Management Agreement that is not with a Pre-Approved Cash Management Manager,

(a) Lender may require Borrower to establish and maintain an account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account would be entitled “SHC Michigan Avenue, LLC and New DTRS Michigan Avenue, LLC as Borrower and JPMorgan Chase Bank, National Association, as Lender, pursuant to Loan Agreement dated as of July 28, 2011 – Lockbox Account”. Borrower hereby grants to Lender a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement and Lockbox Account shall remain in effect until the Loan has been repaid in full.

(b) Borrower shall (i) deliver irrevocable written instructions to each tenant of the Property to send directly to the Lockbox Account all payments of Rent payable to Borrower under such Leases, (ii) cause all credit card receipts to be deposited directly into the Lockbox Account instructing each of the credit card banks with which Borrower has entered into agreements for the clearance of credit card receipts that all credit card receipts with respect to the Property (net of any expenses charged for such processing) cleared by such credit card banks shall be transferred by such credit card banks by wire transfer or the ACH System to Financial Institution for deposit in the Lockbox Account, (iii) instruct Manager to deposit all other Rents received by Manager from the Property distributions due Borrower under the Management Agreement directly to the Lockbox Account within one (1) Business Day after receipt thereof, and (iv) deposit all other Rents received by Borrower from the Property distributions due Borrower under the Management Agreement directly to the Lockbox Account within one (1) Business Day after receipt thereof.

(c) Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day throughout the term of the Loan.

(d) Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in any order in its sole discretion.

(e) The Lockbox Account shall not be commingled with other monies held by Borrower, Manager or Lockbox Bank.

(f) Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.

2.7.2 Cash Management Account. (a) During the term of the Loan, Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “SHC Michigan Avenue, LLC and New DTRS Michigan Avenue, LLC as Borrower and JPMorgan Chase Bank, National Association, as Lender, pursuant to Loan Agreement dated as of July 28, 2011 - Cash Management Account.” Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c) All funds on deposit in the Cash Management Account following the occurrence of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

(d) Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower. In addition, in the event the current Management Agreement is terminated or is no longer in effect, Borrower agrees that in connection with a Replacement Management Agreement that is not with a Pre-Approved Cash Management Manager, Lender may modify the Cash Management Agreement for the purpose of providing direct payment from Manager, retail tenants, credit card companies and other parties into the Lockbox Account, and payment by Lockbox Bank to the Cash Management Account of all amounts on deposit in the Lockbox Account once every Business Day throughout the term of the Loan.

(e) Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day throughout the term of the Loan.

2.7.3 Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

ARTICLE III - CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application or term sheet for the Loan issued by Lender.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants as of the date hereof that:

4.1.1 Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property. On the Closing Date Borrower provided an Officer’s Certificate certifying its organizational chart.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of the Property or Borrower’s assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened against or affecting Borrower, Guarantor, Principal or the Property, which actions, suits or proceedings, if determined against Borrower, Guarantor, Principal or the Property, might materially adversely affect the condition (financial or otherwise) or business of Borrower, Guarantor, Principal or the condition or ownership of the Property.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.

4.1.6 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7 Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person in the last seven (7) years, and neither Borrower nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9 No Plan Assets. Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute , regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Lender of any of its rights under the Loan Documents.

4.1.10 Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. On the Closing Date, the Improvements at the Property were in material compliance with applicable law.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Property or the current operation thereof, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16 Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17 Assessments. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.18 Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20 Insurance. Borrower has obtained and has delivered to Lender certificates of insurance reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Borrower has disclosed to Lender all claims that have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy. Neither Borrower nor any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21 Use of Property. The Property is used exclusively as a hotel and other appurtenant and related uses.

4.1.22 Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits and any applicable liquor license, required for the legal use, occupancy and operation of the Property have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

4.1.23 Flood Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to the Property.

4.1.24 Physical Condition. Except as may be disclosed on the Physical Conditions Report, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. All of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

4.1.26 Leases. The Property is not subject to any leases other than the Leases described in the rent roll attached hereto as Schedule I and made a part hereof, which rent roll is true, complete and accurate in all respects as of the Closing Date. Fee Owner is the lessor under the Operating Lease and Operating Lessee is the lessee under the Operating Lease. Operating Lessee is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. No Rent has been paid more than one (1) month in advance of its due date. All security deposits are held by Borrower in accordance with applicable law. All work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is outstanding. No Tenant listed on Schedule I has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No Tenant under any Lease has any right or option for additional space in the Improvements.

4.1.27 Survey. The Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.28 Inventory. Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgage) located on or at the Property and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid.

4.1.30 Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity and (ii) Principal is, shall be and shall continue to be a Special Purpose Entity.

(b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower and Principal will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each entity other than Borrower and Principal with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(d) Borrower covenants and agrees that Borrower shall provide Lender with thirty (30) days’ prior written notice prior to the removal of an Independent Director of any of Borrower and/or Principal.

4.1.31 Management Agreement. The Management Agreement is in full force and effect and, except as set forth in that certain Consent to Assignment, Agreement and Estoppel dated as of July 28, 2011 between Manager and Borrower, there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule I), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Fee Owner is organized under the laws of the State of Delaware and its organizational identification number is 3941764. Operating Lessee is organized under the laws of the State of Delaware and its organizational identification number is 4408689.

4.1.37 Environmental Representations and Warranties. Except as otherwise disclosed by that certain Phase I environmental report (or Phase II environmental report, if required) delivered to Lender by Borrower in connection with the origination of the Loan (such report is referred to below as the “Environmental Report”), (a) there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that are (i) in compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), (ii) in limited amounts necessary to operate the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law and (iii) fully disclosed to Lender in writing pursuant the Environmental Report; (b) there are no past, present or, to Borrower’s knowledge, threatened Releases of Hazardous Substances in, on, under or from the Property which has not been fully remediated in accordance with Environmental Law; (c) to Borrower’s knowledge, there is no threat of any material Release of Hazardous Substances migrating to the Property; (d) any past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with Borrower’s use of the Property has been fully remediated in accordance with applicable Environmental Law; (e) Borrower does not know of, and has not received, any written or, to its knowledge, oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Substances or Remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or threatened administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has truthfully and fully disclosed and provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property that is known to Borrower and has provided to Lender all information that is contained in Borrower’s files and records, including, but not limited to, any reports relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property.

4.1.38 Cash Management Account. Borrower hereby represents and warrants to Lender that:

(a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and the Management Agreement, and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account and Cash Management Account ;

(b) Each of the Lockbox Account and Cash Management Account constitutes “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York);

(c) Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;

(d) The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to the Lockbox Bank and Agent complying with instructions with respect to the Lockbox Account and Cash Management Account from any Person other than Lender; and

(e) The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V - BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. (a) Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property, including, without limitation, building and zoning codes and certificates of occupancy. There shall never be committed by Borrower, and Borrower shall never permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrower agrees to use commercially reasonable efforts to correct and have removed of record the open building code violations identified in the Zoning and Site Requirements Summary dated July 27, 2011 prepared by The Planning and Zoning Resource Corporation and delivered to Lender in connection with the Loan.

(b) After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof and Lender has received receipts from the relevant taxing authority). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein)

shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower and/or Guarantor which might materially adversely affect Borrower’s or Guarantor’s condition (financial or otherwise) or business or the Property.

5.1.4 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the execution and delivery of all such writings necessary to transfer any liquor licenses with respect to the Property into the name of Lender or its designee after the occurrence of an Event of Default; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Principal Place of Business, State of Organization. Borrower will not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or Borrower’s corporate or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender, which consent may given or denied in Lender’s sole discretion. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.

5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements audited by an independent certified public accountant acceptable to Lender in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual net operating income, net cash flow, gross income, and operating expenses and occupancy statistics for the Property.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject quarter; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting net operating income, gross income, and operating expenses (not including any contributions to the Replacement Reserve Fund and the Required Repair Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses; (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such quarter; and (iv) the most current Smith Travel Research Reports then available to Borrower reflecting market penetration and relevant hotel properties competing with the Property. In addition, such certificate shall also be accompanied by an Officer’s Certificate stating that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate.

(d) The following covenants apply to the Annual Budgets:

(i) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender the proposed Annual Budget not later than sixty (60) days prior to the commencement of such period or Fiscal Year and the final Annual Budget promptly upon completion thereof.

(ii) During a Cash Sweep Period the Annual Budget shall be subject to Lender’s written approval, which approval shall not be unreasonably withheld, delayed or conditioned or withheld and which, in all events, shall be exercised in a manner consistent with the terms of the Management Agreement (each such Annual Budget, an “Approved Annual Budget”); provided, however, in the case of a Cash Sweep Period caused by a Bankruptcy Action of Manager, the approval rights of Lender shall be limited to an increases in budgeted expenses for variable cost items in excess of 5% from the prior Annual Budget or Approved Annual Budget, as applicable (with the understanding that fixed cost items can increase by the actual rate).

(iii) To the extent not inconsistent with the provisions of the Management Agreement, the following provisions shall apply as between Borrower and the Lender with respect to the Annual Budget during a Cash Sweep Period. In the event that Lender objects to a proposed Annual Budget submitted by Borrower as described in clause (ii)

hereof, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges.

(e) During a Cash Sweep Period in the event that Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which may be given or denied in Lender’s sole discretion.

(f) Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender.

(g) Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any Tenant designated by Lender (to the extent such financial and sales information is required to be provided under the applicable Lease and same is received by Borrower after request therefor).

(h) Borrower will cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, financial statements audited by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of Guarantor.

(i) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall at all times during the term of the Loan, continue to own all of Equipment, Fixtures and Personal Property which are necessary to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

5.1.13 Title to the Property. Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) actually incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that the Mortgage encumbering the Property is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering the Property prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall use commercially reasonable efforts to deliver to Lender upon request, (i) tenant estoppel certificates from each commercial Tenant leasing space at the Property in form and substance reasonably satisfactory to Lender, and (ii) an estoppel certificate from Manager under the Management Agreement; provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Principal and Guarantor as of the date of the Securitization.

5.1.19 Environmental Covenants. (a) Borrower covenants and agrees that: (i) all uses and operations on or of the Property, whether by Borrower or any other Person, shall be in compliance with all Environmental Laws currently or then in effect and permits issued pursuant thereto; (ii) Borrower shall take all reasonable and prudent measures to prevent Releases of Hazardous Substances in, on, under or from the Property; (iii) there shall be no Hazardous Substances in, on, or under the Property, except those that are necessary for the operation of the Property for the purposes set forth in this Agreement and in material compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law); (iv) Borrower shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender made in the event that Lender has reason to believe that there has been a Release or that there is a threatened Release of a Hazardous Substance or a violation of Environmental Law on the Property (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) if such assessment or investigation confirms that there is a Release or threatened Release of a Hazardous Substance or a violation of Environmental Law, Borrower shall, at its sole cost and expense, (A) reasonably effectuate Remediation of any such condition in, on, under or from the Property; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment; (viii) Borrower shall not do and shall use commercially reasonable efforts to not allow any Tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment; and (ix) Borrower shall, immediately upon obtaining knowledge of such condition, notify Lender in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever

(including but not limited to a governmental entity) relating in any way to the release or potential release of Hazardous Substances or Remediation thereof, likely to result in liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section.

(b) In the event that Lender has reason to believe that an environmental hazard exists on the Property that may, in Lender’s sole discretion, endanger any Tenants or other occupants of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable notice from Lender, Borrower shall, at Borrower’s expense, promptly cause an engineer or consultant satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s reasonable discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing reasonably necessary to assess such conditions and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has reason to believe that an environmental hazard exists on the Property that, in Lender’s sole judgment, endangers any Tenant or other occupant of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable notice to Borrower, Lender and any other Person designated by Lender, including but not limited to any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower shall cooperate with and provide Lender and any such Person designated by Lender with access to the Property.

5.1.20 Leasing Matters. (a) Any Material Lease with respect to the Property written after the date hereof shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon request, Borrower shall furnish Lender with executed copies of all Leases. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved except that no termination by Borrower or acceptance of surrender by a Tenant of a Material Lease shall be permitted (A) unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property, or (B) without the prior written consent of Lender; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the

Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.

(b) Notwithstanding anything to the contrary contained herein, (i) Borrower shall not enter into a lease of all or substantially all of the Property without Lender’s prior written consent, (ii) all new Leases and all amendments, modifications, extensions, and renewals of existing Leases with Tenants that are Affiliates of Borrower shall be subject to the prior written consent of Lender, and (iii) Borrower may allow Manager to enter into license agreements at the Property without the prior written consent of Lender provided such licenses do not require Borrower approval under the Management Agreement.

5.1.21 Alterations. Borrower shall not perform or undertake or consent to or permit Operating Lessee or any other Person to perform or undertake any Alteration, except in accordance with the following terms and conditions:

(a) The Alteration shall be undertaken in accordance with the applicable provisions of this Agreement, the other Loan Documents, the Leases and all Legal Requirements.

(b) No Event of Default shall have occurred and be continuing or shall occur as a result of such action.

(c) A Material Alteration, to the extent architects are customarily used for alterations or expansions of those types, but including any structural change to any of the Property or the Improvements, shall be conducted under the supervision of an independent architect (“Independent Architect”) and shall not be undertaken until ten (10) Business Days after there shall have been filed with Lender, for information purposes only and not for approval by Lender, detailed plans and specifications and cost estimates therefor, prepared and approved in writing by such Independent Architect. Such plans and specifications may be revised at any time and from time to time, provided that revisions of such plans and specifications shall be filed with Lender, for information purposes only.

(d) The Alteration may not in and of itself, either during the Alteration or upon completion, be reasonably expected to have a Material Adverse Effect with respect to the Property or adversely affect the annual Net Operating Income following the completion of the Alteration; provided that if, as reasonably determined by the Lender, such Alteration would reduce annual Net Operating Income by more than 5% of the projected Net Operating Income during the term of the Alteration, Borrower may proceed with the Alteration provided Borrower delivers to Lender Eligible Collateral in the amount that the estimated reduction in Net Operating Income resulting from the Alteration exceeds 5% of the projected Net Operating Income as additional security for the Indebtedness, which Eligible Collateral shall be returned to Borrower after evidence of completion of the applicable Alteration and no Event of Default has occurred and is continuing.

(e) All work done in connection with any Alteration shall be performed with due diligence to final completion in a good and workmanlike manner, all materials used in connection with any Alteration shall be not less than the standard of quality of the materials generally used at the Property as of the date hereof (or, if greater, the then-current customary quality in the sub-market in which the Property is located) and all work shall be performed and all materials used in accordance with all applicable Legal Requirements and Insurance Requirements.

(f) The cost of any Alteration shall be promptly and fully paid for by Borrower, subject to the next succeeding sentence. No payment made prior to the Final Completion (excluding punch-list items) of an Alteration or Restoration to any contractor, subcontractor, materialman, supplier, engineer, architect, project manager or other Person who renders services or furnishes materials in connection with such Alteration shall exceed ninety percent (90%) of the aggregate value of the work performed by such Person from time to time and materials furnished and incorporated into the Improvements.

(g) With respect to any Material Alteration:

(i) Borrower shall have delivered to Lender Eligible Collateral in an amount equal to at least the total estimated remaining unpaid costs of such Material Alteration which is in excess of the Threshold Amount, which Eligible Collateral shall be held by Lender as security for the Indebtedness and released to Borrower as such work progresses in accordance with Section 5.1.22(g)(iii); provided, however,

(A) in the event that any Material Alteration shall be made in conjunction with any Restoration with respect to which Borrower shall be entitled to withdraw Net Proceeds pursuant to Section 6.4 hereof (including any Net Proceeds remaining after completion of such Restoration), the amount of the Eligible Collateral to be furnished pursuant hereto need not exceed the aggregate cost of such Restoration and such Material Alteration (in either case, as estimated by the Independent Architect) less the sum of the amount of any Net Proceeds which the Borrower is entitled to withdraw pursuant to Section 6.4 hereof and the Threshold Amount;

(B) Borrower shall not be required to deliver to Lender Eligible Collateral as required in subsection (i) above if (1) Manager is in possession of funds sufficient to cover the amount otherwise required to be covered by Eligible Collateral, such amounts are not intended to be used for other purposes under the Annual Budget, and such amounts have been set aside and are not subject to a lien by Manager for any reason, and (2) either (aa) Manager certifies to Lender as to the items set forth in (1) above, or (bb) Borrower delivers to Lender a guaranty of completion from Guarantor as to the Material Alteration;

(ii) Prior to commencement of construction of such Material Alteration, Borrower shall deliver to Lender a schedule (with the concurrence of the Independent Architect) setting forth the projected stages of completion of such Alteration and the corresponding amounts expected to be due and payable by or on behalf of Borrower in connection with such completion, such schedule to be updated quarterly by Borrower

(and with the concurrence of the Independent Architect) during the performance of such Alteration.

(iii) Any Eligible Collateral that a Borrower delivers to Lender pursuant hereto (and the proceeds of any such Eligible Collateral) shall be invested (to the extent such Eligible Collateral can be invested) by Lender in Permitted Investments for a period of time consistent with the date on which the Borrower notifies Lender that the Borrower expects to request a release of such Eligible Collateral in accordance with the next succeeding sentence. From time to time as the Material Alteration progresses, the amount of any Eligible Collateral so furnished may, upon the written request of Borrower to Lender, be withdrawn by Borrower and paid or otherwise applied by or returned to Borrower in an amount equal to the amount Borrower would be entitled to so withdraw if Section 6.4 were applicable, subject to the satisfaction of the conditions precedent to withdrawal of funds set forth in Sections 6.4 hereof (other than those condition unique to a Casualty or Condemnation Restoration). In connection with the above-described quarterly update of the projected stages of completion of the Material Alteration (as concurred with by an Independent Architect), Borrower shall increase (or be permitted to decrease, as applicable) the Eligible Collateral then deposited with Lender as necessary to comply with Section 6.4 hereof.

(iv) At any time after final completion of such Material Alterations, the whole balance of any Cash deposited with Lender pursuant to this Section 5.1.21 then remaining on deposit may be withdrawn by Borrower and shall be paid by Lender to Borrower, and any Eligible Collateral so deposited shall, to the extent it has not been called upon, reduced or theretofore released, be released by Lender to Borrower, within ten (10) days after receipt by Lender of an application for such withdrawal and/or release and satisfaction of each of the following conditions, as certified by an Officer’s Certificate that such statements are true, and as to the following clauses (A) and (B) of this clause also a certificate of the Independent Architect:

(A) such Material Alteration(s) shall have been completed in all material respects in accordance with any plans and specifications therefor previously filed with Lender under Section 5.1.21(c) hereof;

(B) that to the Best of Borrower’s Knowledge and the knowledge of the certifying person (x) such Material Alteration(s) has been completed in compliance with all Legal Requirements, and (y) to the extent required for the legal use or occupancy of the portion of the Property affected by such Alteration(s), the applicable Borrower has obtained a temporary or permanent certificate of occupancy (or similar certificate) or, if no such certificate is required, a statement to that effect;

(C) that to the best of Borrower’s knowledge and the knowledge of the certifying person, all amounts that a Borrower is or may become liable to pay in respect of such Material Alteration(s) through the date of the certification have been paid in full or adequately provided for and, to the extent that such are customary and reasonably obtainable by prudent property owners in the area where the applicable Property is located, that Lien waivers have been obtained from the general contractor and subcontractors performing such Alteration(s) or at its sole cost and expense, Borrower shall cause a nationally recognized title insurance company to deliver to Lender an endorsement to the Title Policy, updating such policy and insuring over such Liens without further exceptions to such policy other than Permitted Encumbrances, or shall, at its sole cost and expense, cause a reputable title insurance company to deliver a lender’s title insurance policy, in such form, in such amounts and with such endorsements as the Title Policy, which policy shall be dated the date of completion of the Material Alteration and shall contain no exceptions other than Permitted Encumbrances; provided, however, that if, for any reason, Borrower are unable to deliver the certification required by this clause (C) with respect to any costs or expenses relating to the Alteration(s), then, assuming Borrower are able to satisfy each of the other requirements set forth in clauses (A) and (B) above, Borrower shall be entitled to the release of the difference between the whole balance of such Eligible Collateral and the total of all costs and expenses to which Borrower are unable to certify; and

(D) that to the best of Borrower’s Knowledge and the knowledge of the certifying person, no Event of Default has occurred and is continuing.

5.1.22 Operation of Property. (a) Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b) Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of all reports, financial statements and other information required under Sections 6.01 and 6.02 of the Management Agreement (and if a Replacement Management Agreement, each financial statement, business plan, capital expenditure plan, notice, report and estimate received under such Replacement Management Agreement); and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

5.1.23 Embargoed Person. Borrower has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal or Guarantor, as applicable, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Principal or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.

5.1.24 Operating Lease. Borrower shall not amend or terminate or surrender the Operating Lease if such amendment or termination will have a Material Adverse Effect; provided, however, notwithstanding the foregoing, so long as the Operating Lease remains fully subordinate to the Lien of the Mortgage, Borrower shall be permitted to amend the Operating Lease to (a) extend the term of the Operating Lease, (b) increase the rent payable thereunder, or (c) reduce the rent payable thereunder, provided that, following such reduction, the base rent, per annum, payable under the Operating Lease shall not be less than ninety (90%) percent of the base rent, per annum, payable under the Operating Lease as in effect on the date hereof.

Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Property.

(a) Borrower represents, warrants and covenants that the Property shall at all times be managed by an Qualified Manager pursuant to the Management Agreement or a Replacement Management Agreement.

(b) Notwithstanding any provision to the contrary contained herein or in the other Loan Documents, Borrower shall not modify or waive any right under the Management Agreement (or permit any such action) without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, Borrower shall be permitted to make any non-material modifications to the Management Agreement provided that (i) such modification shall not affect the cash management procedures set forth in the Management Agreement, decrease the cash flow of the Property, adversely affect the marketability of the Property, change the definitions of “default” or “event of default,” change the definitions of “operating expense” or words of similar meaning, change the definitions of “owner’s distribution” or “owner’s equity” or “debt service amount” or words of similar meaning so as to reduce the payments due Borrower thereunder, change the timing of remittances to Borrower thereunder, increase or decrease reserve requirements, change the term of the Management Agreement, increase any management fees payable under the Management Agreement, or result in Borrower no longer being a Special Purpose Entity, and (ii) Borrower shall be permitted to modify the Management Agreement to (A) provide for a reduction of the base and incentive fees (measured in the aggregate), and (B) avoid the increase in the FF&E currently scheduled to take effect in 2015.

(c) Borrower may enter into a new Management Agreement with an Qualified Manager upon delivery of an acceptable Insolvency Opinion covering such replacement manager if such Person (i) is not covered by the Insolvency Opinion or an Additional Insolvency Opinion, and (ii) is an Affiliate of Borrower.

(d) Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

5.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances.

5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (e) cause the Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the organizational documents of the Principal, in each case, without obtaining the prior written consent of Lender or Lender’s designee.

5.2.4 Change In Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10(d) hereof.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration or in the ordinary course of Borrower’s business.

5.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.2.8 Intentionally Omitted.

5.2.9 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans and (C) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.

(b) Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20 and (B) Permitted Transfers.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d) Notwithstanding the provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with one or a series of Transfers, of not more than forty-nine percent (49%) of the stock, the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, no such Transfer shall result in the change of Control in a Restricted Party, and as a condition to each such Transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer. If after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies. In addition, at all times, Guarantor must continue to Control Borrower and own, directly or indirectly, not less than 51% of the legal and beneficial interest in Borrower.

(e) Notwithstanding any provision herein to the contrary, nothing contained in this Loan Agreement or in any other Loan Document shall be deemed to restrict or otherwise interfere with the ability of the holders of direct or indirect legal, beneficial or equitable interests in the Guarantor to Transfer such interests, whether in connection with an initial public offering of shares in Guarantor or the Persons owning direct or indirect equity interests therein, Transfers by direct or indirect investors in the Guarantor, a Permitted Revolver Loan Transfer, or otherwise.

(f) Provided Lender has provided notice to Borrower of an intended Securitization, no Transfer of the Property and assumption of the Loan shall occur during the period that is sixty

(60) days prior to and sixty (60) days after such Securitization. Otherwise, Lender’s consent to a one (1) time Transfer of the Property and assumption of the Loan shall not be unreasonably withheld provided that Lender receives sixty (60) days prior written notice of such Transfer and no Event of Default has occurred and is continuing, and further provided that the following additional requirements are satisfied:

(i) Borrower shall pay Lender a transfer fee equal to one percent (0.50%) of the outstanding principal balance of the Loan at the time of such transfer;

(ii) Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (x) below);

(iii) The proposed transferee (the “Transferee”) shall be a Permitted Transferee or such other entity approved in writing by Lender;

(iv) Transferee, Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Principals (“Related Entities”) must not (A) have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer; (B) have (within the past five (5) years) defaulted, or now be in default, beyond any applicable cure period, of its material obligations, under any material written agreement with Lender, any Affiliate of Lender, or, unless approved by the Rating Agencies, any other financial institution or other person providing or arranging financing; (C) have been convicted in a criminal proceeding for a felony or a crime involving moral turpitude or that is an organized crime figure or is reputed (as determined by Lender in its sole discretion) to have substantial business or other affiliations with an organized crime figure; or (D) have been found by a court of competent jurisdiction or other governmental authority in a comparable proceeding to have violated any federal or state securities laws or regulations promulgated thereunder;

(v) Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;

(vi) There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s Principals or Related Entities which is not reasonably acceptable to Lender;

(vii) Transferee, Transferee’s Principals and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;

(viii) Transferee and Transferee’s Principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.30, 4.1.35, 5.1.23 and 5.2.9 of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s Principals shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender;

(ix) If required by Lender, Transferee shall be approved by the Rating Agencies selected by Lender, which approval, if required by Lender, shall take the form of a confirmation in writing from such Rating Agencies to the effect that such Transfer will not result in a requalification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such assumption or transfer for the Securities or any class thereof issued in connection with a Securitization which are then outstanding;

(x) Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity executed by Guarantor or execute a replacement guaranty and environmental indemnity reasonably satisfactory to Lender;

(xi) Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the Property and naming the Transferee as owner of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the Title Policy issued on the date hereof and the Permitted Encumbrances;

(xii) The Property shall be managed by a Qualified Manager pursuant to the Management Agreement or a Replacement Management Agreement; and

(xiii) Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Lender.

Immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the named Borrower and Guarantor herein shall be released from all liability under this Agreement, the Note, the Mortgage and the other Loan Documents accruing after such Transfer. The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.

(g) In the event of a Transfer not permitted hereunder without Lender’s consent, Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

ARTICLE VI - INSURANCE; CASUALTY; CONDEMNATION;

Section 6.1 Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $250,000.00 for all such insurance coverage; provided however with respect to windstorm and earthquake coverage, providing for a deductible of 5% of the insured value of the Property; and (D) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law, in an amount equal to the full Replacement Cost and coverage for demolition costs and coverage for increased costs of construction in an amount not less than $100,000,000.00. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require, and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity; provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least twenty-four (24) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the

Property for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be (except as otherwise provided herein) applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note and shall then be applied in accordance with the terms of Sections 6.2 and 6.4 hereunder; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property and Liability coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability, covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy or coverage provided by the general contractor naming both Borrower and Lender with terms and limits as approved by Lender and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv) comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written contracts and (5) contractual liability covering the indemnities contained in Article 9(a), (d), (e), (g) and (k) of the Mortgage to the extent the same is available;

(vi) automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii) worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state;

(viii) umbrella and excess liability insurance in an amount not less than $50,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, which umbrella liability coverage shall apply in excess of the automobile liability coverage in clause (vi) above;

(ix) the insurance required under this Section 6.1(a) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a) above at all times during the term of the Loan; and

(x) upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State. The insurance companies must have a rating of “A” or better by S&P and “A2” or better by Moody’s, if Moody’s is rating the Securities and rates the insurance companies (each such insurer shall be referred to below as a “Qualified Insurer”); provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred (100%) of the first layer of such insurance coverage shall be provided by Qualified Insurers and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a rating of “BBB” or better by S&P and “Baa2” or better by Moody’s, if Moody’s is rating the Securities and rates the insurance companies. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a) hereof.

(d) All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(vii) of this Agreement, shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice (ten (10) days for non-payment of premium) to Lender and any other party named therein as an additional insured;

(iii) the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

Section 6.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property pursuant to Section 6.4 hereof as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the

Restoration are equal to or greater than $500,000.00 and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any portion of the Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. Notwithstanding the foregoing provisions of this Section 6.3, and Section 6.4 hereof, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage in connection with a Condemnation (but taking into account any proposed Restoration on the remaining portion of the Property), the Loan to Value Ratio is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust), the principal balance of the Loan must be paid down by the least of the following amounts: (i) the net Condemnation Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan to Value Ratio (as so determined by Lender) does not increase after the release, unless the Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage.

Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a) If the Net Proceeds shall be less than $100,000.00 and the costs of completing the Restoration shall be less than $100,000.00, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than $100,000.00 or the costs of completing the Restoration is equal to or greater than $100,000.00 Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C) [intentionally omitted]

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) such time as may be required under all applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (3) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the Improvements;

(J) the Debt Service Coverage Ratio for the Property, after giving effect to the Restoration, shall be equal to or greater than 1.20 to 1.0;

(K) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s approval;

(L) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration;

(M) The Operating Lease shall remain in full force and effect during and after the completion of the Restoration; and

(N) the Management Agreement is not terminated as a result of such casualty or condemnation.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be deposited in the Cash Management Account to be disbursed in accordance with the Cash Management Agreement.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.4.2 hereof, whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(d) In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

ARTICLE VII - RESERVE FUNDS

Section 7.1 Required Repairs.

7.1.1 Deposits. Borrower shall perform the repairs at the Property, as more particularly set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule II. It shall be an Event of Default under this Agreement if (a) Borrower does not complete the Required Repairs at the Property by the required deadline for each repair as set forth on Schedule II, or (b) Borrower does not satisfy each condition contained in Section 7.1.2 hereof. Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs at the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower shall deposit with Lender the amount for the Property set forth on such Schedule II hereto to perform the Required Repairs for the Property. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.5 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account”.

7.1.2 Release of Required Repair Funds. Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Lender shall have received an Officers’ Certificate (i) stating that all Required Repairs to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such Officers’ Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repair Account with respect to the Property (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $5,000.00 (or a lesser amount if the total amount in the Required Repair Account is less than $5,000.00), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.

Section 7.2 Tax and Insurance Escrow Fund. (a) Borrower shall pay to Lender (a) on the Closing Date an initial deposit and (b) on each Payment Date thereafter (i) one-twelfth (1/12) of the Taxes and Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates, and (ii) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that

Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be. Interest on the Tax and Insurance Escrow Fund shall be added to and become part thereof and shall inure to the benefit of Borrower.

(b) Notwithstanding the foregoing, for IHG Management (Maryland), LLC (the current manager under the Management Agreement) and for a Qualified Manager that is a Pre-Approved Cash Management Manager, Lender shall waive the requirement for Borrower to escrow for annual Taxes and Other Charges and Insurance Premiums with Lender, provided that (i) Manager reserves or otherwise sets aside funds for Taxes and Other Charges in a manner consistent with the requirements of this Agreement, (ii) Manager reserves or otherwise sets aside funds to maintain insurance coverage pursuant which meets or exceeds Lender’s requirements for insurance coverage as set forth in Article 6 hereof, (iii) Borrower maintains such insurance coverage and provides to Lender copies of insurance certificates evidencing Policies maintained by Borrower that meet Lender’s insurance requirements that are in full force and effect and evidence of payment of Insurance Premiums, (iv) Borrower provides to Lender satisfactory evidence (as determined by Lender) of timely payment of Taxes and Other Charges directly by Manager, which evidence shall be provided not less than five (5) days prior to the date that Taxes and Other Charges are due and payable, and (v) the Management Agreement continues to be in full force and effect. The foregoing waiver applies to IHG Management (Maryland), LLC under the Management Agreement in effect as of the Closing Date. In the event a Qualified Manager that is not a Pre-Approved Cash Management Manager manages the Property under a Replacement Management Agreement, Lender shall determine whether to waive the requirement for Borrower to escrow for annual Taxes and Other Charges and Insurance Premiums with Lender.

Section 7.3 Replacements and Replacement Reserve.

7.3.1 Replacement Reserve Fund. (a) Borrower shall pay to Lender (i) on the Closing Date an initial deposit and (ii) on each Payment Date thereafter an amount equal to four percent (4%) of Gross Income from Operations for the immediately preceding calendar month plus any amounts required to be deposited pursuant to any Property Improvement Plan (the “Replacement Reserve Monthly Deposit”) which amounts are reasonably estimated by Lender to be due for FF&E replacements and repairs required to be made to the Property during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”. Interest on the Replacement Reserve Fund shall be added to and become part thereof and shall inure to the benefit of Borrower.

(b) Notwithstanding the foregoing, for IHG Management (Maryland), LLC (the current manager under the Management Agreement) and for a Qualified Manager that is a Pre-Approved Cash Management Manager, Lender shall waive the requirement for Borrower to make the Replacement Reserve Monthly Deposit with Lender, provided that (i) Manager reserves or otherwise sets aside funds for replacements and repairs required to be made to the Property during the calendar year in a manner consistent with the requirements of this Agreement, (ii) Borrower provides to Lender satisfactory evidence (as determined by Lender)

that sums for replacements and repairs required to be made to the Property are being reserved with Manager in a manner consistent with the requirements of this Agreement, and that such reserved sums are being disbursed by Manager and expended at the Property in a manner consistent with the requirements of this Agreement and the Management Agreement, and (iii) the Management Agreement continues to be in full force and effect. The foregoing waiver applies to IHG Management (Maryland), LLC under the Management Agreement in effect as of the Closing Date. In the event a Qualified Manager that is not a Pre-Approved Cash Management Manager manages the Property under a Replacement Management Agreement, Lender shall determine whether to waive the requirement for Borrower to make the Replacement Reserve Monthly Deposit with Lender.

7.3.2 Disbursements from Replacement Reserve Account. (a) Lender shall make disbursements from the Replacement Reserve Account to pay or reimburse Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to the Property, replacements of inventory or for costs which are to be reimbursed from the Required Repair Fund or Rollover Reserve Fund. To the extent any such disbursements are for the purpose of reimbursing Borrower for costs of Replacements, such disbursement may be received and applied by Borrower free from any Lien or claim of the Loan Documents.

(b) Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to pay for the actual approved costs of Replacements or to reimburse Borrower therefor, upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 7.3.2(e) hereof) as determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if a Default or an Event of Default exists.

(c) Each request for disbursement from the Replacement Reserve Account shall be in a form specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made. With each request Borrower shall certify that all Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Property. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence satisfactory to Lender of payment of all such amounts. Except as provided in Section 7.3.2(e) hereof, each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.

(d) Borrower shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Account. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $25,000.00 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e) If (i) the cost of a Replacement exceeds $25,000.00, (ii) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance such periodic payments, a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Account are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f) Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $25,000.00.

7.3.3 Performance of Replacements. (a) Borrower shall make Replacements when required in order to keep the Property in condition and repair consistent with other comparable properties in the same market segment in the metropolitan area in which the Property is located, and to keep the Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b) Lender reserves the right, at its option, to approve all contracts or work orders for amounts in excess of $750,000.00 with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements. Lender’s approval (i) shall only be required for such amounts that are not already set forth in the Annual Budget for the related Replacements, (ii) shall consist of a review of whether the contract or work order has customary, market provisions without non-standard terms, and whether the contract or work order would violate or cause Borrower to violate any provisions under the Loan Documents (including any Special Purpose Entity requirements), and (iii) shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event of an emergency (due to an act of God, explosion, casualty, or any other cause) requiring an immediate contract or work order for the Replacements, Borrower may enter into such a contract or work order without the prior approval of Lender, provided that Borrower shall deliver a copy of such executed contract or work order to Lender. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(c) If an Event of Default has occurred and is continuing, in the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d) In order to facilitate Lender’s completion or making of such Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose, upon an Event of Default and during the continuance thereof, Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake such Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e) Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate or entitle Lender to demand from Borrower additional sums to make or complete any Replacement.

(f) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Replacements made pursuant to this Section 7.3.3. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3.

(g) Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought to the extent that such reimbursement, in the aggregate, exceeds $250,000.00. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h) The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender).

(i) Before each disbursement from the Replacement Reserve Account, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the Property since the date of recordation of the related Mortgage and that title to the Property is free and clear of all Liens (other than the lien of the related Mortgage and any other Liens previously approved in writing by Lender, if any).

(j) All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

7.3.4 Failure to Make Replacements. (a) Upon the occurrence of an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b) Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4 Intentionally Omitted.

Section 7.5 Excess Cash Flow Reserve Fund.

7.5.1 Deposits to Excess Cash Flow Reserve Fund. During a Cash Sweep Period, the Cash Management Agreement provides that Borrower shall deposit with Lender all Excess Cash Flow in the Cash Management Account shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.

7.5.2 Release of Excess Cash Flow Reserve Funds. Upon the occurrence of a Cash Sweep Event Cure, all Excess Cash Flow Reserve Funds shall be deposited into the Cash Management Account to be disbursed in accordance with the Cash Management Agreement. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full shall be paid to Borrower.

Section 7.6 Reserve Funds, Generally. (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(b) Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer. All interest on a Reserve Fund shall be added to and become a part thereof and shall inure to the benefit of Borrower.

Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(d) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e) Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f) The required monthly deposits into the Reserve Funds and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.

(g) Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be returned to Borrower.

ARTICLE VIII - DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) the Debt is not paid in full on the Maturity Date, (B) any Debt Service is not paid in full on the applicable Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, or (D) except as to any amount included in (A), (B) and/or (C) of this clause (i), any other amount payable pursuant to this Agreement, the Note or any other Loan Document is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure as described in this subclause (D) continuing for five (5) Business Days after Lender delivers written notice thereof to Borrower;

(ii) subject to Borrower’s right to contest as provided in Section 5.1 hereof, if any of the Taxes or Other Charges are not paid when the same are due and payable;

(iii) if the Policies are not kept in full force and effect, or if evidence that the Policies are in full force is not delivered to Lender as required hereby;

(iv) if Borrower Transfers or otherwise encumbers any portion of the Property in violation of the provisions of Section 5.2.10 of this Agreement;

(v) if any representation or warranty made by Borrower herein, or by Borrower or any Affiliate of Borrower in any other Loan Document, or in any report, certificate (including, but not limited to, any certificate by Borrower delivered in connection with the issuance of the Insolvency Opinion), financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that if such representation or warranty which was false or misleading in any material respect is, by its nature, curable and is not reasonably likely to have a Material Adverse Effect, and such representation or warranty was not, to the best of Borrower’s knowledge, false or misleading in any material respect which made, then same shall not constitute an Event of Default unless Borrower has not cured same within fifteen (15) Business Days after receipt by Borrower of notice from Lender in writing of such breach;

(vi) if Borrower or Principal shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower or Principal or any other guarantor under any guarantee issued in connection with the Loan or if Borrower or Principal shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Principal, or if any proceeding for the dissolution or liquidation of Borrower or Principal shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Principal upon the same not being discharged, stayed or dismissed within thirty (30) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Guarantor or any Affiliate of Guarantor that is a guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan (an “Affiliated Guarantor”) shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any Affiliated Guarantor or if Guarantor or any Affiliated Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or any Affiliated Guarantor, or if any proceeding for the dissolution or liquidation of Guarantor or any Affiliated Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or any Affiliated Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days; provided, further, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;

(x) if (A) Borrower breaches any covenant contained in Section 4.1.30 hereof or any negative covenant contained in Sections 5.2.2, 5.2.3 or 5.2.9 hereof;

(xi) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xii) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xiii) if (A) a default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement), such default results in Manager terminating or canceling the Management Agreement (or any Replacement Management Agreement) and the same is not replaced by a Qualified Manager under a Replacement Management Agreement) within thirty (30) days of such termination or cancellation, (B) if the Management Agreement is modified in violation of the provisions of Section 5.2.1 hereof, or (C) if the Management Agreement is terminated or cancelled by Borrower without the prior written consent of Lender or if Borrower accepts a surrender of the Management Agreement without the prior written consent of Lender, and the same is not replaced by a Qualified Manager under a Replacement Management Agreement) within thirty (30) days of such termination or cancellation;

(xiv) if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for three (3) days after notice to Borrower from Lender;

(xv) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;

(xvi) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or the

Property, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xvii) if the Property ceases to be operated as a hotel for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent renovation or restoration of the Property following a Casualty or Condemnation); or

(xviii) if the Operating Lease is terminated, surrendered or materially amended in violation of Section 5.1.24 hereof.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c) Upon the occurrence and during the continuation of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Upon the occurrence and during the continuation of an Event of Default, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent

Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX - SPECIAL PROVISIONS

Section 9.1 Securitization.

9.1.1 Sale of Notes and Securitization. (a) Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”).

(b) At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including, without limitation, financial statements relating to Borrower, Guarantors, if any, and the Property. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower agrees that each of Borrower, Principal, Guarantor and their respective officers and representatives, shall, at Lender’s request, at its sole cost and expense, cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Borrower, Principal and Guarantor agree to review, at Lender’s request in connection with the Securitization, the Disclosure Documents as such Disclosure Documents relate to Borrower, Principal, Guarantor, the Property and the Loan, including without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgage,” “Description of the Mortgage Loan and Mortgaged Property,” “The Manager,” “The Borrower,” and “Certain Legal Aspects of the Mortgage Loan,” and shall confirm that the factual statements and representations contained in such sections and such other information in the Disclosure Documents (to the extent such information relates to, or is based on, or includes any information regarding the Property, Borrower, Guarantor, Manager and/or the Loan) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(c) Borrower agrees to make upon Lender’s written request, without limitation, all structural or other changes to the Loan (including delivery of one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan and such new notes or modified note may have different interest rates and amortization schedules), modifications to any documents evidencing or securing the Loan, creation of one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers), delivery of opinions of counsel acceptable to the Rating Agencies or potential investors and addressing such matters as the Rating Agencies or potential investors may require; provided, however, that in creating such new notes or modified notes or mezzanine notes Borrower shall not be required to modify (i) the initial weighted average interest rate payable under the Note, (ii) the stated maturity of the Note, (iii) the aggregate amortization of principal of the Note, (iv) any other material economic term of the Loan, or (v) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents. The new notes or modified notes or mezzanine notes shall not result in (x) any additional material liability to Borrower, or (y) any lesser rights or greater obligations or liability for Borrower. In connection with the foregoing, Borrower covenants and agrees to modify the Cash Management Agreement to reflect the newly created components and/or mezzanine loans.

(d) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any financial statements, or financial, statistical, operating information or other information as Lender shall determine to be necessary or appropriate (including items required (or items that would be required if the Securitization were offered publicly) pursuant to Regulation AB under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any amendment, modification or replacement thereto) or required by any other legal requirements, in each case, in connection with any private placement memorandum, prospectus or other disclosure documents or materials or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.

9.1.2 Securitization Costs. All reasonable third party costs and expenses incurred by Borrower and Guarantor in connection with Borrower’s complying with requests made under Sections 9.1(b) and (d) shall be paid by Borrower. All reasonable third party costs and expenses up to a maximum of $100,000.00 incurred by Borrower and Guarantors in connection with Borrower’s complying with requests made under Section 9.1(c) shall be paid by Borrower; all additional reasonable third party costs and expenses up to a maximum of $100,000.00 incurred by Borrower and Guarantor in connection with Borrower’s complying with requests made under Section 9.1(c) shall be paid by Lender.

Section 9.2 Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (A) certifying that (i) the Indemnifying Persons have examined the

Disclosure Documents, including without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Property,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mortgage Loan,” and (ii) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Property, Borrower, Manager and/or the Loan) (collectively with the Provided Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) jointly and severally indemnifying Lender, its designee (whether or not it is the Lender), any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including without limitation legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification and reimbursement obligations provided for in clauses (B) and (C) above shall be effective, valid and binding obligations of the Indemnifying Persons whether or not an indemnification agreement described in clause (A) above is provided.

(c) In connection with Exchange Act Filings, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior written consent of the Indemnified Persons (which consent shall not be unreasonably withheld or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given the Indemnified Persons reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld or delayed).

(f) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees actually received by the Indemnified Persons in connection with the closing of the Loan.

(g) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h) The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3 Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (iii) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of any assignment of leases contained in the Mortgage; or (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property.

(b) Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any actual loss, cost, expense, damage, claim or other obligation (including without limitation reasonable attorneys’ fees and court costs) incurred or suffered by Lender arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by Borrower, Principal or Guarantor in connection with the Loan;

(ii) the gross negligence or willful misconduct of Borrower, Principal or Guarantor;

(iii) intentional material physical waste of the Property;

(iv) the removal or disposal of any portion of the Property after an Event of Default;

(v) the misapplication or conversion by Borrower, Principal or Guarantor of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards received in connection with a Condemnation of all or a portion of the Property, (C) any Rents following an Event of Default, or (D) any Rents paid more than one month in advance;

(vi) failure to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of the Property;

(vii) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(viii) if Borrower fails to maintain its status as a Special Purpose Entity by failing to comply with any representation, warranty or covenant set forth in Section 4.1.30;

(ix) if Borrower should raise any defense, counterclaim and/or allegation in any foreclosure action by Lender relative to the Property which is found by a court to have been raised by Borrower in bad faith or to be wholly without basis in fact or law; or

(x) if Borrower fails to comply with any of the provisions of Section 9.1 hereof.

(c) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents,

(i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and

(ii) the Debt shall be fully recourse to Borrower

(A) in the event of: (1) Borrower or Principal filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (2) the filing of an involuntary petition against Borrower or Principal under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower, Principal or Guarantor colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or Principal from any Person; (3) Borrower or Principal filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (4) Borrower or Principal consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or Principal or any portion of the Property; (5) Borrower or Principal making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due;

(B) if (1) Borrower fails to maintain its status as a Special Purpose Entity by failing to comply with any representation, warranty or covenant set forth in Section 4.1.30 related to subsections (i), (ii), (xi), (xxiii) or (xxiv) of the Special Purpose Entity definition, or (2) Borrower fails to maintain its status as a Special Purpose Entity by failing to comply with any representation, warranty or covenant set forth in Section 4.1.30 and the assets of Fee Owner or Operating Lessee are substantively consolidated with the assets of any other Person other than Fee Owner or Operating Lessee;

(C) (1) if Borrower fails to obtain Lender’s prior written consent to any Indebtedness (other then Indebtedness permitted under this Agreement) or voluntary Lien encumbering the Property; or (2) if Borrower fails to obtain Lender’s prior written consent to any Transfer if such consent is required by this Agreement.

Section 9.4 Matters Concerning Manager. In the event (a) either (i) Manager shall become subject to a Bankruptcy Action, (ii) under the Management Agreement Borrower is authorized to terminate the Management Agreement due to an assignment by Manager of the Management Agreement that is not permitted under Section 19.01 of the Management Agreement and such assignment is to a manager that is not a Permitted Manager, or (iii) under the Management Agreement Borrower is authorized to terminate the Management Agreement due to a violation by Manager of the provisions of Section 19.05 of the Management Agreement, and (b) either (i) an Event of Default has occurred and is continuing, or (ii) the applicable event in subsection (a) above has resulted in or is likely to have a Material Adverse Effect, Borrower shall, at the reasonable request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement; it being understood and agreed that the Borrower shall certify to Lender that the management fee for such Qualified Manager does not exceed then prevailing market rates. In the event that (x) either of the events set forth in (a)(i) or (a)(ii) above occur, (y) none of the events set forth in (b) have occurred, and (z) Borrower has elected not to terminate the Management Agreement, Borrower shall use commercially reasonable efforts to the extent possible to preserve and not let lapse its right to so terminate the Management Agreement. In the event that Manager fails the Performance Tests set forth in Section 2.04 of the Management Agreement, Lender shall not have the right to direct that Borrower terminate the Management Agreement.

Section 9.5 Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set up fees or any other initial costs relating to or arising under the Servicing Agreement, but Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for the following costs and expenses payable by Lender to Servicer as a result of the Loan becoming specially serviced: (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees and special servicing fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, and (iii) the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement).

Section 9.6 Contributions and Waivers.

(a) As a result of the transactions contemplated by this Agreement, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its Obligations and in consideration therefor each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 9.6 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Lender which is in excess of the amount attributable to that Borrower or its Property (such payment being referred to herein as a “Contribution,” and for purposes of this Section 9.6, includes any exercise of recourse by Lender against any Collateral of a Borrower and application of proceeds of such Collateral in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b) Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any State law.

(c) In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section 9.6.

(d) For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Lender to (a) such Borrower and (b) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their Property to secure the Obligations of such Borrower to Lender.

(e) Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (A) the (i) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (ii) the amount of Obligations paid by such Funding Borrower, or (B) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f) In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 9.6 above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g) Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h) No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section 9.6 shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in Cash. Nothing contained in this Section 9.6 shall limit or affect in any way the Obligations of any Borrower to Lender under this Note or any other Loan Documents.

(i) Each Borrower waives:

(A) any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(B) the defense of the statute of limitations in any action against any other Borrower;

(C) any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Note, this Agreement and any of the other Loan Documents;

(D) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(E) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(F) any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(G) except as otherwise provided in the Loan Documents or as may be required by applicable law, presentment, demand, protest and notice of any kind except as set forth in this Agreement;

(H) except as otherwise provided in the Loan Documents or as may be required by applicable law, any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(I) Intentionally omitted;

(J) any defense based upon any election by Lender, in any bankruptcy proceeding, of the application or non-application of Section 1111(6)(2) of the Bankruptcy Code or any successor statute;

(K) any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(L) any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(M) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(N) any defense based upon the avoidance of any security interest in favor of Lender for any reason; and

(O) any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents.

(j) Each Borrower waives:

(A) all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as nonjudicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower;

(B) all rights and defenses that Borrower may have because any of Debt is secured by another Borrower’s real property. This means, among other things: (i) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, (ii) if Lender forecloses on any real property collateral pledged by any other Borrower, (a) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (b) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by another Borrower’s real property;

during the existence of an Event of Default, any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Note, this Agreement, the Security Instruments or the other Loan Documents, including, without limitation, any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

ARTICLE X - MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3 Governing Law. (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND

ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY

1180 AVENUE OF THE AMERICAS, SUITE 210

NEW YORK, NY 10036

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10179
Attention: Joseph E. Geoghan
Facsimile No.: (212) 272-7047

with a copy to:	JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10004
Attention: Nancy Alto
Facsimile No.: (212) 623-4779

and

SNR Denton US LLP
2 World Financial Center
New York, New York 10281
Attention: Donald F. Simone, Esq.
Facsimile No.: (212) 768-6800

If to Borrower:	Strategic Hotel Funding, L.L.C
200 West Madison Street, Suite 1700
Chicago, Illinois 60606
Attention: Chief Financial Officer and General Counsel
Facsimile No.: (312) 658-5799

With a copy to:	Perkins Coie LLP
131 South Dearborn Avenue, Suite 1700
Chicago, Illinois 60603-5559
Attention: Bruce A. Bonjour, Esq.
Facsimile No.: (312) 324-9650

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7 Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other

Loan Documents or with respect to the Property (including, without limitation, any fees incurred by Servicer in connection with the transfer of the Loan to a special servicer prior to a Default or Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or Cash Management Account, as applicable.

(b) Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party .Beneficiaries. (a)Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, JPMorgan Chase Bank, National Association or any of their Affiliates shall be subject to the prior written approval of Lender and JPMorgan Chase Bank, National Association in their sole discretion.

Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Eastdil Secured. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Joint and Several Liability. The obligations and liabilities of Fee Owner and Operating Lessee shall be joint and several; provided, however, Lender hereby acknowledges and agrees that Operating Lessee shall not be personally liable for the indebtedness evidenced by the Note and Lender shall not enforce the liability and obligation of Operating Lessee to perform and observe the obligations contained in the Note by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given by Operating Lessee to Lender pursuant to the Loan Documents.

Section 10.24 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice (which meetings may be conducted by teleconference);

(b) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to examine the books and records of Borrower at any reasonable times upon reasonable notice;

(c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

The rights described above in this Section 10.24 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

SHC MICHIGAN AVENUE, LLC,
a Delaware limited liability company

By:	/s/ Jonathan P. Stanner
Name: Jonathan P. Stanner
Title: Vice President, Capital Markets & Treasurer

NEW DTRS MICHIGAN AVENUE, LLC,
a Delaware limited liability company

By:	/s/ Jonathan P. Stanner
Name: Jonathan P. Stanner
Title: Vice President, Capital Markets & Treasurer

(signatures continued on following page)

Loan Agreement	Intercontinental Hotel (Chicago)

LENDER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America

By:	/s/ Steven Hantz
Name: Steven Hantz
Title: Executive Director

Loan Agreement	Intercontinental Hotel (Chicago)

SCHEDULE I

(RENT ROLL)

SCH. I-1

Strategic Hotels & Resorts, Inc.

Commercial & Retail Leases / Rent Roll

Name of Tenant	Start Date	End Date	Annual Base rent	Percentage Rent Other Comments	Type Of Business	Amt Of Space (Sq Ft)

InterContinental Chicago
Travel Traders / WH Smith	11/10/94	10/31/12	$60,000	$5,000 per month rent however if occupancy drops below 62% rent is prorated by percentage below 62% (ex: if occ is 61% rent would be 98.4% of $5K = $4,919.35	Gift Shop	500
Bee Hive Shoe Shine	09/01/08	08/31/09	$—	$250 per month-we have suspended the monthly fee for shoe shine and will re-evaluate next quarter	Shoe Shine	100

SCHEDULE II -

REQUIRED REPAIRS - DEADLINES FOR COMPLETION

Recommended Work	Comments	Cost	Reserve
Complete façade repairs	Complete replacement/repair of limestone at the parapet wall and caulk and seal limestone as per the WJE Associates, Inc. inspection report	$0	$0
Window sash replacement	Repair seals between panes on window in guestroom #3004	$0	$0
Complete ADA compliance upgrades	Provide 2 text phones for hearing impaired guests	$3,000	$0
Complete construction of restaurant	Complete construction / renovation of restaurant as per plans	$0	$0
Repair metal edge of stair	Repair metal nosing on stair leading to the roof of the north tower	$0	$0
Complete façade repairs	Complete replacement/repair of limestone at the parapet wall and caulk and seal limestone as per the WJE Associates, Inc. inspection report	$0	$0

SCH. II-1

SCHEDULE III

PERMITTED TRANSFEREES

Strategic Hotel Funding, Inc.

KSL Capital Partners, LLC

Kohlberg Kravis Roberts & Co.

Hilton Hotels Corporation

FelCor Lodging Trust, Inc.

Whitehall Street Real Estate Limited Partnership Funds

Host Hotels & Resorts

Fairmont Hotels & Resorts

Four Seasons Hotel Inc.

The Blackstone Group, LP

Millennium and Copthorne Hotels, PLC

LaSalle Hotel Properties

Marriott International, Inc.

Starwood Hotels and Resorts Worldwide, Inc.

Government of Singapore Investment Corporation

Maritz Wolf LLC

HRH Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud

InterContinental Hotels Group

Morgan Stanley Real Estate Fund (MSREF)

Walton Street Real Estate Fund

The Carlyle Group Real Estate Fund

The Equitable Life Assurance and Annuity Association

Orient Express

Accor

Mandarin Oriental Group

Peninsula

Raffles

Shangri-La

Hyatt

Strategic Hotel Capital

LXR Luxury Resorts & Hotels

Ashford Hospitality Trust

Pebblebrook Hospitality

RLJ

Diamondrock

Sunstone

Starwood Capital

SCH. III-1

SCHEDULE IV

PRE-APPROVED MANAGERS

Manager	Brand

Fairmont Hotels	Fairmont Hotels

Four Seasons	Four Seasons

Loews Hotels	Loews Hotels

Taj Hotels	Taj

Jumeirah Group	Jumeirah Group

Swissotel	Swissotel

Hilton International	Hilton, Conrad, Waldorf

Hyatt International	Hyatt Regency, Grand Hyatt, Park Hyatt

Marriott International	Marriott, Renaissance, JW, Ritz Carlton, EDITION, Autograph

Starwood Hotels & Resorts	Le Meridien, W, Westin, Sheraton, St. Regis

PRE-APPROVED CASH MANAGEMENT MANAGERS

Starwood Hotels & Resorts
Hilton Hotels Corporation

Four Seasons Ltd.

Fairmont Hotels

Marriott International

SCH. IV-1